EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated March 28, 2005, with respect to the shares of common stock, par value $0.01 per share, and the associated preferred stock purchase rights CTI Molecular Imaging, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 28th day of March, 2005.

SIEMENS AKTIENGESELLSCHAFT

/s/ Robert Kirschbaum
Signature

Robert Kirschbaum/Syndikus
Name/Title

SIEMENS MEDICAL SOLUTIONS USA, INC.

/s/ Dr. James Ruger
Signature

Dr. James Ruger/Secretary
Name/Title

Page 8 of 9 Pages

MI MERGER CO.

/s/ Kenneth R. Meyers
Signature

Kenneth R. Meyers/Secretary
Name/Title

Page 9 of 9 Pages